Exhibit 99.01

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2011

(With Independent Auditors’ Report Thereon)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors
Astria Semiconductor Holdings, Inc.:

We have audited the accompanying consolidated balance sheet of Astria Semiconductor Holdings, Inc. and subsidiaries (the Company) as of December 31, 2011, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Astria Semiconductor Holdings, Inc. and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Santa Clara, California

May 16, 2012

ASTRIA SEMICONDUCTOR HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2011

(In thousands, except share data)

Assets
Current assets:
Cash and cash equivalents	$6,182
Accounts receivable, net of allowance of $192	15,977
Inventories	8,796
Deferred tax assets	2,943
Prepaid expenses and other current assets	2,179
Total current assets	36,077
Property and equipment, net	9,033
Intangible assets, net	9,657
Other noncurrent assets	199
Total assets	$54,966
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,484
Accrued liabilities	10,705
Capital leases	960
Income taxes payable	199
Total current liabilities	18,348
Long-term line of credit	7,500
Capital leases, net of current portion	825
Income taxes payable	1,859
Long-term deferred tax liabilities	2,059
Other long-term liabilities	793
Total liabilities	31,384
Commitments and contingencies (note 12)
Redeemable convertible preferred stock:
Series A convertible preferred stock — $0.001 par value, 25,000,000 shares authorized; 19,500,000 shares issued and outstanding	20
Total redeemable convertible preferred stock	20
Stockholders’ equity:
Common stock — $0.001 par value, 60,000,000 shares authorized; 1,160,968 shares issued and outstanding	1
Additional paid-in capital	22,880
Accumulated deficit	(238)
Total equity attributable to Astria Semiconductor Holdings, Inc.	22,643
Noncontrolling interest	919
Total stockholders’ equity	23,562
Total liabilities, redeemable convertible stock, and stockholders’ equity	$54,966

See accompanying notes to consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statement of Income

December 31, 2011

(In thousands)

Net sales	$87,333
Cost of goods sold	50,477
Gross profit	36,856
Operating expenses:
Research and development	11,884
Sales and marketing	6,430
General and administrative	6,565
Total operating expenses	24,879
Income from operations	11,977
Interest income	5
Interest expense	2,418
Other expense, net	(80)
Income before income taxes	9,484
Provision for income taxes	3,486
Net income	5,998
Net income attributable to noncontrolling interest	167
Net income attributable to Astria Semiconductor Holdings, Inc.	$5,831

See accompanying notes to consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.

AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity and Comprehensive Income

December 31, 2011

(In thousands, except share data)

					Equity
					attributable
			Additional		to Astria		Total
	Common stock		paid-in	Accumulated	Semiconductor	Noncontrolling	shareholders’
	Shares	Amount	capital	deficit	Holdings, Inc.	interest	equity
Balances at December 31, 2010	1,116,416	$1	$21,771	$(6,069)	15,703	$752	$16,455
Net income and comprehensive income	—	—	—	5,831	5,831	167	5,998
Share-based compensation	7,000	—	1,096	—	1,096	—	1,096
Shares issued in connection with exercise of stock options	37,552	—	13	—	13	—	13
Balances at December 31, 2011	1,160,968	$1	$22,880	$(238)	22,643	$919	$23,562

* Less than one thousand

See accompanying notes to consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Consolidated Statement of Cash Flows

December 31, 2011

(In thousands)

Operating activities:
Net income	$5,998
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	90
Depreciation and amortization	4,255
Loss on disposition of property and equipment	128
Stock-based compensation	1,096
Deferred income taxes	(615)
Changes in operating assets and liabilities:
Accounts receivable	(7,007)
Inventories	(1,683)
Prepaid expenses and other current assets	(1,289)
Other noncurrent assets	71
Accounts payable	(295)
Other current liabilities	2,833
Other noncurrent liabilities	155
Income taxes payable	70
Net cash provided by operating activities	3,807
Investing activity:
Purchase of property and equipment	(2,392)
Net cash used in investing activity	(2,392)
Financing activities:
Proceeds from bank borrowing	7,500
Principal payments on bank borrowing	(5,081)
Principal payments under capital lease obligations	(1,073)
Proceeds from exercise of stock options	13
Debt issuance cost	(64)
Net cash provided by financing activities	1,295
Net increase in cash and cash equivalents	2,710
Cash and cash equivalents at beginning of the period	3,472
Cash and cash equivalents at end of year	$6,182
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$505
Cash paid during the year for income taxes	5,086

In 2011, the Company leased equipment under capital leases totaling $1,806.

See accompanying notes to consolidated financial statements.

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(1)                     Summary of Significant Accounting Policies

(a)                      Description of Business

Astria Semiconductor Holdings, Inc. (the Company) a Delaware Corporation, designs, develops, manufactures, sells, and services high performance advanced wafer probe cards and analytical test equipment used in the semiconductor industry through its wholly owned subsidiaries, Microprobe Inc. (MPI) and The Micromanipulator Co. Inc. (TMMC). The Company’s products are custom designed for unique design and specification requested by its customers. The Company is headquartered in San Jose, California, and has facilities in the United States, China, Korea, Singapore, and Taiwan.

(b)                      Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property and equipment, and intangible assets; allowances for doubtful accounts; the valuation of intangible assets, inventory, investments, deferred tax assets, and share-based compensation; income tax uncertainties, and other contingencies.

(c)                       Basis of Presentation

The accompanying consolidated financial statements include the accounts of Astria Semiconductor Holdings, Inc. and its majority-owned subsidiaries (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation. The Company has no involvement with variable interest entities.

(d)                      Foreign Currency Translation

The United States dollar is the functional currency for the Company and its subsidiaries. Foreign currency monetary balance sheet accounts are remeasured into United States dollar at end-of-period exchange rates. Nonmonetary balance sheet accounts, such as property and equipment, and equity, are remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to the previously noted balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency translation are included in other expense, net in the consolidated statement of income, and to date have not been material.

(e)                       Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(f)                         Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. We evaluate the collectibility of accounts receivable based on a combination of factors. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, we will record an allowance against amounts due, and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are past due, the current business environment and our historical experience. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. There were no material bad debt expenses incurred in fiscal year 2011.

(g)                      Inventories

Inventories are stated at the lower of cost or market. Cost is determined using standard cost, which approximates actual cost on a weighted average basis. Allowances for inventory write-down are considered for excess inventory generally based on inventory levels in excess of forecasted demand, as estimated by management, for each specific product. The allowance is not reversed until the inventory is sold or scrapped.

(h)                      Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line method over the estimated useful lives of the assets, generally between three to five years, or the lease term of the respective assets. Leasehold improvements are recorded at cost and are amortized over the shorter of the lease term or useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

(i)                         Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

(j)                         Deferred Financing Costs

Deferred financing costs are deferred and amortized on a straight-line basis over the term of the related loan. The Company incurred $64 in financing costs in connection with a revolving line of

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

credit obtained during the year ended December 31, 2011 and amortized $185 of these costs during the year ended December 31, 2011 through interest expense. The balance at December 31, 2011 relating to remaining deferred financing costs to be amortized was $48.

(k)                      Revenue Recognition

The timing of revenue recognition and the amount of revenue actually recognized depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. We recognize product revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the customer is fixed or determinable, and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from revenues in the consolidated statement of income.

(l)                         Cost of Goods Sold

Cost of goods sold comprises the cost to manufacture our wafer-test probe card products, which consists of material cost, labor, overhead, and external nonrecurring engineering costs. Also included in cost of goods sold is the amortization of patented and developed technology, and manufacturing overhead, including costs of personnel and equipment associated with manufacturing support, product warranty costs, provisions of excess and obsolete inventories, and stock-based compensation expense for personnel engaged in manufacturing support.

(m)                   Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and trade receivables. Our cash equivalents are held in safekeeping by large, creditworthy financial institutions. Deposits in these banks may exceed the amounts of insurance provided on such deposits. To date, we have not experienced any losses on our deposits of cash and cash equivalents.

We market and sell our products to a narrow base of customers and generally do not require collateral. We sell the majority of our products throughout North America and Asia. Sales to our recurring customers are generally made on open accounts. An allowance for doubtful accounts is maintained for potential credit losses. Losses historically have not been significant.

Certain components that meet our requirements are available only from a limited number of suppliers. The rapid rate of technological change and the necessity of developing and manufacturing products with short lifecycles may intensify these risks. The inability to obtain components as required, or to develop alternative sources, if and as required in the future, could result in delays or reductions in product shipments, which in turn could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(n)                      Research and Development and Advertising

Research and development and advertising costs are expensed as incurred.

(o)                      Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

(p)                      Stock Option Plan

The Company recognizes all employee stock-based compensation as a cost in the consolidated financial statements. Equity-classified awards are measured at the grant-date fair value of the award. The Company estimates grant-date fair value using the Black-Scholes option pricing model.

Excess tax benefits of awards that are recognized in equity related to stock option exercises are reflected as financing cash inflows. Stock-based compensation cost that has been included in income from operations amounted to $1,096 for the year ended December 31, 2011.

(q)                      Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

We may, from time to time, in the ordinary course of our business enter into contractual arrangements with third parties that include indemnification obligations. Under these contractual arrangements, we have agreed to defend, indemnify, and/or hold the third party harmless from and against certain liabilities. These arrangements include indemnities in favor of customers in the event that our wafer probe cards infringe a third party’s intellectual property and our lessors in connection with facility leasehold liabilities that we may cause. In addition, we have entered into indemnification agreements with our directors and certain of our officers, and our bylaws contain indemnification obligations in favor of our directors, officers, and agents. These indemnity arrangements may limit the type of the claim, the total amount that we can be required to pay in

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

connection with the indemnification obligation, and the time within which an indemnification claim can be made. The duration of the indemnification obligation may vary, and for most arrangements, survives the agreement term and is indefinite. We believe that substantially all of our indemnity arrangements provide either for limitations on the maximum potential future payments we could be obligated to make, or for limitations on the types of claims and damages we could be obligated to indemnify, or for both. However, it is not possible to determine or reasonably estimate the maximum potential amount of future payments under these indemnification obligations due to the varying terms of such obligations, the history of prior indemnification claims, the unique facts and circumstances involved in each particular contractual arrangement and in each potential future claim for indemnification, and the contingency of any potential liabilities upon the occurrence of events that are not reasonably determinable. We have not had any requests for indemnification under these arrangements. Our management believes that any liability for these indemnity arrangements would not be material to our accompanying consolidated financial statements. We have not recorded any liabilities for these indemnification arrangements on our consolidated balance sheet as of December 31, 2011.

(r)                        Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•                              Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•                              Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•                              Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(s)        Product Warranties

The Company provides a one-year warranty on most of its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. To date, the Company has not incurred or accrued any significant costs related to product warranties.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(t)                         Recently Issued Accounting Standards

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05), to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. ASU 2011-05 is effective for the Company in fiscal year 2012 and should be applied retrospectively. The Company expects that the adoption of ASU 2011-05 will not have a material impact on its consolidated financial statements.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04), to achieve a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. generally accepted accounting principles and International Financial Reporting Standards. For assets and liabilities categorized as Level 3 and recognized at fair value, these amended standards require disclosure of quantitative information about unobservable inputs, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. In addition, these amended standards require that we disclose the level in the fair value hierarchy for financial instruments disclosed at fair value but not recorded at fair value. ASU 2011-04 is effective for the Company in fiscal year 2013; early adoption of these standards is prohibited. The Company expects that the adoption of ASU 2011-04 will not have a material impact on its consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts, a consensus of the FASB Emerging Issues Task Force (Issue No. 10-A) (ASU 2010-28). ASU 2010-28 modifies Step 1 of the goodwill impairment test under Accounting Standards Codification (ASC) Topic 350, Intangibles — Goodwill and Other, for reporting units with $0 or negative carrying amounts to require an entity to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are adverse qualitative factors, including the examples provided in ASC paragraph 350-20-35-30, in determining whether an interim goodwill impairment test between annual test dates is necessary. The ASU allows an entity to use either the equity or the enterprise valuation premise to determine the carrying amount of a reporting unit. ASU 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 for a nonpublic company. The Company expects that the adoption of ASU 2010-28 in 2012 will not have a material impact on its consolidated financial statements.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(2)                     Significant Risks and Uncertainties Including Business and Credit Concentrations

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, and accounts receivable. Our cash and cash equivalents are on deposit with major financial institutions. Such deposits may be in excess of insured limits. We believe that the financial institutions that hold our cash are financially sound and, accordingly, minimal credit risk exists with respect to these balances. We have not experienced any losses due to institutional failure or bankruptcy. We perform ongoing credit evaluations of our customers and generally do not require collateral for sales on credit. We review our accounts receivable balances to determine if any receivables will potentially be uncollectible and include any amounts that are determined to be uncollectible in our allowance for doubtful accounts.

Two customers comprised 70% of the accounts receivable balance at December 31, 2011. In addition, the same two customers represented 65% of the Company’s net sales for the year ended December 31, 2011.

(3)                     Inventories

Inventories consist of the following:

Raw materials	$5,242
Work in process	3,267
Finished goods	287
Total	$8,796

(4)                     Property and Equipment, Net

Property and equipment consist of the following:

Machineries and equipment	$12,916
Office equipment and furniture and fixtures	1,999
Leasehold improvements	2,099
Construction in progress	563
17,577
Less accumulated depreciation	8,544
$9,033

Construction in progress includes costs incurred to build a portion of our leasehold improvements and test equipment. The capitalized costs and accumulated amortization related to assets under capital leases, primarily comprised of machinery and equipment, were $3,652 and $1,413, respectively, as of December 31, 2011. Depreciation expense was $2,855 for the year ended December 31, 2011.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(5)                     Intangible Assets

	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Amortizing intangible assets:
Customer list	10 Years	$5,573	$1,927	$3,646
Technologies	11.5 Years	7,244	2,526	4,718
Trademarks	15 Years	1,681	388	1,293
Total		$14,498	$4,841	$9,657

Aggregate amortization expense for amortizing intangible assets was approximately $1,400 for the year ended December 31, 2011. Estimated annual amortization expense for the next five years is: $1,400 in 2012 — 2015 and $1,140 in 2016.

(6)                     Fair Value Measurements

We apply the following fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs, other than the quoted prices in active markets, which are observable either directly or indirectly.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

All of the Company’s financial instruments within the scope of fair value measurement are classified within Level 3 of the fair value hierarchy because they are valued using model-based techniques that use significant assumptions not observable in the market.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

Liabilities measured at fair value on a recurring basis were presented on the Company’s consolidated balance sheet as of December 31, 2011 as follows:

		Fair value measurements at reporting date using
	December 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Warrant liabilities	$5,618	—	—	5,618

The warrant liabilities are based on the fair value of the underlying shares of the common stock of the Company. The fair value of the Company’s common stock is determined by the board of directors using a valuation model requiring subjective assumptions, such as estimates of discount rates and projections of future cash flows, among other factors.

Because of the inherent uncertainty of valuations, estimated fair value may differ significantly from the value that would have been used had a ready market value for the securities existed, and the differences could be material.

The following table presents a rollforward of the fair value of Level 3 (significant unobservable inputs) liabilities for the year ended December 31, 2011:

Warrant
liabilities
Balance at December 31, 2010	$3,855
Total unrealized loss included in income	1,763
Balance at December 31, 2011	$5,618

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(7)                     Accrued Liabilities

Accrued liabilities consisted of the following:

Accrued bonus	$747
Accrued commissions	126
Accrued payroll	702
Warrant liabilities	5,618
Accrued vacation	1,159
Other	2,353
$10,705

(8)                     Long-Term Debt and Credit Arrangements

(a)                      Line of Credit

On July 8, 2011, the Company obtained a revolving line of credit from U.S. Bank in the amount of $17.5 million, which matures on August 1, 2013. The amount outstanding at December 31, 2011 was $7.5 million. Interest on the line of credit is LIBOR plus 2.0%. The weighted average interest rate for 2011 was 2.3%.

The line of credit is secured by substantially all of the Company’s assets. The Company is also subject to certain covenants, including financial covenants, under the revolving lines of credit. Financial covenants require the Company to maintain a debt coverage ratio of no less than 1.3 and tangible net worth greater than $9 million. The Company was in compliance with all covenants as of December 31, 2011.

(b)                      Notes Payable

In September 2010, the Company entered into a $3 million term loan facility with Silicon Valley Bank (SVB), with a fixed interest rate of 5.75%, maturing in September 2013, payable in thirty-six equal monthly payments.

On July 8, 2011, the Company repaid the facility.

(c)                       Warrants

As part of the credit arrangements with SVB, SVB was granted a warrant to purchase thirty thousand shares of the Company’s redeemable convertible preferred stock at a price per share of $1.00. In addition, Gemini Investors (Gemini) were granted a warrant to purchase 1.8 million shares of the Company’s common stock at a price per share of $0.01. The Gemini warrants have a put option whereby the Company may be required to repurchase them. Upon issuance of the warrants, the Company valued the warrants at $729. The fair value of the warrant liabilities at December 31, 2011, which is included within accrued liabilities on the consolidated balance sheet was $5,618. In conjunction with this, $1,763 has been included in interest expense in the consolidated statement of income for fiscal year 2011, related to

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

losses resulting from the change in fair value of the warrant liabilities. The warrants include “piggyback” and an “S-3” registration right and antidilution provisions in parity with those given to the Company’s current investors. The warrants are exercisable within ten years from the date of issuance.

(9)                     Income Taxes

The provision for income taxes for the year ended December 31, 2011 consists of the following:

Current:
Federal	$3,601
State	491
Foreign	9
4,101
Deferred:
Federal	(99)
State	(482)
Foreign	(34)
(615)
Total	$3,486

The following is a geographical breakdown of consolidated income before income taxes by income tax jurisdiction:

United States	$8,930
Foreign	554
Total	$9,484

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

The differences between the U.S. federal statutory income tax rate and the Company’s effective tax rate for the year ended December 31, 2011 are as follows:

Tax expense at U.S. federal statutory rate	$3,319	35.0%
State tax, net of federal benefit	253	2.7
Foreign rate differential	268	2.8
Section 199 deduction	(404)	(4.3)
Research credits	(978)	(10.3)
Nondeductible expenses	42	0.4
Stock option expense	311	3.3
Provision for uncertain tax positions	(30)	(0.3)
Nondeductible warrants	685	7.2
Other	20	—
Total	$3,486	36.5%

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s net deferred tax assets at December 31, 2011 were as follows:

Deferred tax assets:
Accrued expenses and reserves	$2,943
Net operating loss carryforwards and credits	1,776
Depreciation and amortization	(568)
Other items	383
Total deferred tax assets	4,534
Valuation allowance	—
Net deferred tax assets	4,534
Deferred tax liabilities:
Acquired intangibles	(3,650)
Net deferred tax assets	$884

As of December 31, 2011, the Company had federal and state net operating loss carryforwards of $3,639 and $3,135, respectively, available to reduce future taxable income. The earliest federal and state net operating loss carryforwards expire in varying amounts beginning in 2023 and 2017, respectively.

Under current tax law, net operating loss carryforwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interest resulting from significant stock transactions and subject to an annual limitation under Internal Revenue Code Section 382.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

The Company has determined that an ownership change, as previously defined, has occurred and the Company recorded the net amount of the available use of the net operating loss carryforwards before the expiration of the losses.

We have not provided for federal income taxes on all of our non-U.S. subsidiaries’ undistributed earnings as of December 31, 2011. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income tax has been made. Upon distribution of those earnings, the Company would be subject to U.S. income taxes (subject to a reduction for foreign tax credits), if any. The income tax liability that would result from repatriation is not material as of December 31, 2011.

Management believes that deferred tax assets are more likely than not to be realized in accordance with ASC Section 740-10-30. In the event that the Company determines all or part of the net deferred tax assets are not realizable in the future, the Company will make an adjustment to the valuation allowance that would be charged to earnings in the period such determination is made.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained in an audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

As of December 31, 2011, total gross unrecognized benefits were $1,824. During the year ended December 31, 2011, the amount of unrecognized tax benefits related to tax positions taken during the year increased by $98.

The Company’s continuing practice is to recognize interest and penalties related to income tax matters as a component of income tax expense. At the time of adoption of ASC Topic 740, Income Taxes, the Company had accrued interest of $33 related to the Company’s unrecognized tax benefits, which had been previously reserved under ASC Topic 450, Contingencies, formerly known as Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. During the year ended December 31, 2011, the Company accrued interest of $18, related to the Company’s unrecognized tax benefits. As of December 31, 2011, the Company had accrued interest of $43.

The Company does not anticipate any unrecognized benefits in the next 12 months that would result in a material change to our financial position.

The Company is subject to taxation in the United States and various state and foreign jurisdictions. As of December 31, 2011, the Company’s tax years 2003 and beyond remain subject to examination by the tax authorities. The Company has a tax holiday in China, whereby reduced tax rate applies through the end of 2012.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(10)              Stockholders’ Equity and Convertible Preferred Stock

(a)                      Common Stock

The Company is authorized to issue 60,000,000 shares of $0.001 par value common stock. As of December 31, 2011, the Company has 1,160,968 shares of common stock issued and outstanding. All common stock have equal voting rights, are nonassessable, have one vote per share, and entitle stockholders to receive dividends, if declared and are subordinated to the Series A Preferred stockholders.

(b)                      Convertible Preferred Stock

In July 2008, the board of directors approved the authorization of 25,000,000 shares of par value $0.001 Series A Convertible Preferred Stock. As of December 31, 2011, the Company has 19,500,000 shares of Series A Convertible Preferred Stock issued and outstanding. The preferred stock has liquidation priority rights over all other stockholders. The preferred stock can be converted at any time at the option of the stockholder, but will convert automatically, if and when the Company files an initial public offering, into the Company’s common stock. In conjunction with the issuance of Series A Convertible Preferred Stock, the Company issued warrants to purchase common or preferred stock as described in the warrant table below.

Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the board of directors, out of assets legally available, prior and in preference to any declaration or payment of any dividend on the Common Stock, dividends at the annual rate of $0.08 per share of Series A Preferred Stock, as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events. Such dividends shall not be cumulative.

Voting Rights

Each holder of the Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible.

Conversion Rights

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time into a number of shares of Common Stock. The number of shares of Common Stock into which the Series A Preferred Stock can be converted into is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. Shares of Series A Preferred Stock shall be automatically converted into shares of Common Stock, at the then effective conversion price, upon the vote or written consent of at least a majority of the voting power represented by the then outstanding shares of the Series A Preferred Stock or the closing of a firm commitment underwritten public offering pursuant to an effective registration.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(c)                       Warrants

The number of common stock warrants outstanding as of December 31, 2011 are as follows:

	Number of
	shares		Expiration
Summary of outstanding warrants	exercisable	Exercise price	date
Issued in connection with Gemini financing	1,800,000	$0.01	7/15/2018
Issued in connection with MPI acquisition	2,000,000	0.01	7/15/2013
Total warrants outstanding	3,800,000

The number of Series A Preferred Stock warrants outstanding as of December 31, 2011 are as follows:

	Number of
	shares		Expiration
Summary of outstanding warrants	exercisable	Exercise price	date
Issued in connection with SVB financing	30,000	$1.00	7/9/2018
Issued in connection with MPI acquisition	1,800,000	1.00	7/15/2015
Total warrants outstanding	1,830,000

(d)                      Noncontrolling Interest

In early 2009, the Company was notified that Chinese law currently has limits on foreign ownership of certain businesses, which prohibit non-Chinese persons from having direct ownership interests. To comply with these foreign ownership restrictions, the Company created MicroProbe Hong Kong Limited (MPHK) whereby MicroProbe Technology (Suzhou) Limited (MPCN) is its wholly owned subsidiary and the proportionate amounts of MPHK shares are allocated to the various employees of MPCN. MPHK is administered by an elected representative of MPCN management team to vote, issue, and repurchase these shares. The Company will continue to have the ability to substantially influence MPCN’s daily operations and financial affairs, since the Company is able to appoint its senior executives and approve all matters requiring stockholder approval.

Noncontrolling interests at December 31, 2011 was $919.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(11)              Stock Options

The Company applies the fair value recognition and measurement provisions of ASC Topic 718, Compensation — Stock Compensation (ASC 718). Stock-based compensation is recorded at fair value as of the grant date and recognized as an expense over the employee’s requisite service period (generally, the vesting period). Under ASC 718, the Company estimates the fair value of stock options granted using a Black-Scholes option pricing model and a multiple option award approach. This model utilizes the estimated fair value of common stock and requires that, at the date of grant, the Company uses the expected term of the option, the expected volatility of the price of its common stock, risk-free interest rates, and expected dividend yield of the Company’s common stock. Under the multiple option award approach, each option award is divided into each vesting tranche. The fair value of each option award tranche is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Options typically vest with respect to 25% of the shares one year after the options’ vesting commencement date and the remainder ratably on a monthly basis over the following three years.

In valuing share-based awards under ASC 718, significant judgment is required in determining the expected volatility of the Company’s common stock and the expected term individuals will hold their share-based awards prior to exercising. Annually, the Company makes predictive assumptions regarding future stock price volatility, employee exercise behavior, dividend yield, and the forfeiture rate. The Company estimates the future stock price volatility using the historical volatility of similar publicly traded companies within the semiconductor industry, over the expected term of the option. The expected term assumption of six years for the year ended December 31, 2011 was derived using the simplified method due to lack of available historical exercise information. The risk-free interest rate for periods during the expected term of the options is based on the U.S. Treasury zero-coupon yield curve in effect at the time of the grant.

In the future, as the Company gains historical data for volatility in its stock and the actual term employees hold their options, expected volatility and expected term may change, which could substantially change the grant-date fair value of future awards of stock options and ultimately the expense the Company records.

(a)                      Stock Option Plans

Upon the acquisition of MPI in July 2008, the Company implemented the 2008 Stock Option Plan (Astria Plan) and converted all outstanding options under the TMMC Plan at a rate of 6.67 to 1 based on fair value of options exchanged. This plan was amended in October 2010 to increase the Company’s authorized shares to 5,696,391. Under the Astria Plan, eligible employees may purchase stock options, stock appreciation rights, restricted shares, and stock units. Options granted are exercisable over a maximum term of 10 years from the date of the grant and generally vest over a period of 4 years, where 25% vest on the first anniversary and monthly vesting thereafter.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

Shares available for future issuance under the Astria Plan are as follows:

Available as of beginning of year	$857,090
Grants	(842,765)
Cancellations	191,924
Available as of end of year	$206,249

Data pertaining to stock option activity under the Astria Plan was as follows:

			Weighted
			average
			remaining
		Weighted	contractual	Aggregate
	Number	average	term	intrinsic
	of shares	exercise price	(in years)	value
Outstanding — December 31, 2010	4,622,945	$0.59	—	$—
Granted	842,765	1.65	—	—
Exercised	(37,552)	0.35	—	—
Canceled or expired	(191,924)	1.01	—	—
Outstanding — December 31, 2011	5,236,234	0.77	7.36	11,120,242
Options vested and expected to vest as of December 31, 2011	5,168,222	$0.76	7.35	$11,027,266
Options vested and exercisable as of December 31, 2011	3,368,945	$0.49	6.89	$8,073,283

The total intrinsic value of options exercised in the year ended December 31, 2011 was $13. The total fair value of shares vested during the year ended December 31, 2011 was $817.

As of December 31, 2011, there was $856 of total unrecognized compensation cost related to nonvested stock options, which is expected to be recognized over a weighted average period of 1.11 years.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

The following table summarizes information about stock options outstanding under the option plan as of December 31, 2011:

	Options outstanding			Options vested
		Weighted		and exercisable
		average	Weighted		Weighted
	Number of	remaining	average		average
	shares	contractual	exercise	Number of	exercise
Exercise price	outstanding	life (years)	price	shares	price
$0.13	421,780	4.76	$0.13	421,621	$0.13
0.33	2,719,997	7.07	0.33	2,303,499	0.33
0.43	111,500	4.65	0.43	58,318	0.43
1.25	1,089,130	8.52	1.25	424,433	1.25
1.70	77,062	3.85	1.70	50,985	1.70
1.85	668,765	8.84	1.85	94,487	1.85
1.90	148,000	8.68	1.90	15,602	1.90
Total	5,236,234			3,368,945

The weighted average grant-date fair value of options granted for the year ended December 31, 2011 on a per-share basis was approximately $1.54.

(b)                      Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded for the year ended December 31, 2011:

Cost of goods sold	$235
Research and development	165
Selling and marketing	208
General and administrative	488
Total share-based compensation	$1,096

The fair value of each new option awarded is estimated on the grant date using the Black-Scholes valuation model using the assumptions noted as follows:

Volatility	63.00% – 73.70%
Expected dividend yield	—
Risk-free rate	1.13% – 2.34%
Expected term (in years)	4.05 – 8.10

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

(12)              Commitments and Contingencies

(a)                      Legal Proceeding

On July 14, 2010, FormFactor, Inc. filed a patent infringement, breach of confidence, and unfair competition case against the Company’s wholly owned subsidiary, MPI and an employee of the Company. The lawsuit claims that there were infringements on certain patents that cover aspects of FormFactor’s proprietary technology and wafer probe cards. The complaint seeks both injunctive relief and money damages. The Company believes that these claims are without merit and it intends to vigorously defend its position. Because of the uncertainties associated with the litigation described above, management cannot at this stage estimate the impact of the ultimate resolution of the litigation. It is in the opinion of the Company’s management, that it is reasonably possible that the ultimate resolution could have a material adverse impact on the consolidated financial statements of the Company.

(b)                      Leases

The Company leases office space and equipment under several noncancelable operating and capital leases with various expiration dates through 2016. Rent expense was $729 for the year ended December 31, 2011.

On December 23, 2010, the Company amended a lease agreement with a landlord to lease approximately 16,034 square feet of additional space in a building located in San Jose, California. The lease term is 5 years beginning on May 1, 2011 and ending on April 30, 2016. This leased facility is currently used primarily for the Company’s sales, marketing, finance, and administrative activities.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2011 are as follows:

	Capital	Operating
	leases	leases
Year ending December 31:
2012	$1,000	$706
2013	569	454
2014	272	461
2015	—	416
2016	—	140
Thereafter	—	—
Total minimum lease payments	1,841	$2,177
Less amount representing interest	(56)
Present value of net minimum capital lease payments	1,785
Less current installments of obligations under capital leases	(960)
Obligations under capital leases, excluding current installments	$825

(13)              Employee Retirement Plan

The Company has a 401(k) defined-contribution retirement plan (401(k) Plan) covering all eligible employees. The 401(k) Plans provide for voluntary employee contributions from 1% to 25% of annual compensation. The Company can match up to 25% of the first 6% of compensation contributed to the 401(k) Plans. Total matching contributions were $221 for the year ended December 31, 2011.

(14)              Related-Party Transactions

The lessor of the Company’s Carlsbad facility is a shareholder of the Company. Total rental expense for the year ended December 31, 2011 was $187. At December 31, 2011, the Company had no indebtedness to this related party.

(15)              Subsequent Events (Unaudited)

On February 13, 2012, the Company entered into an agreement with a supplier whereby the Company will pay the supplier $1.5 million over the next three years in consideration for exclusivity and fixed pricing on certain purchased components.

(Continued)

ASTRIA SEMICONDUCTOR HOLDINGS, INC.
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2011

(Dollars in thousands, except share and per share data)

On May 10, 2012, the Company entered into a preliminary agreement to acquire all of the capital stock of Will Technology Co., Ltd. in cooperation with the GWF Fund of SkyLake Incuvest and Co. (GWF Fund), subject to satisfaction of certain conditions. This acquisition of Will Technology Co. was ultimately not consummated and subsequently, the preliminary agreement expired on September 3, 2012. Since the deal was not consummated, Will Technology Co. has made a claim to the Company for the recovery of legal expenses incurred in conjunction with the planned transaction, which is not material to the Company.

On September 29, 2012, the Company repaid in full and terminated the revolving line of credit with US Bank.

On October 16, 2012, MicroProbe, Inc. acquired 30% ownership from minority interest of MicroProbe Hong Kong, for total consideration of $1.82 million.

On October 16, 2012, Astria Semiconductor Holding, Inc. merged with and into a wholly-owned subsidiary of FormFactor with Astria continuing as the surviving corporation and as a wholly-owned subsidiary of FormFactor (the Merger). Under the terms of the Merger Agreement, the consideration to be paid by FormFactor to the Company’s security holders consists of a) $100 million in cash, subject to increase or decrease based the Company’s working capital as of the consummation of the Merger relative to an agreed-upon target and b) 3,020,944 shares of FormFactor’s common stock and c) the fair value of a settlement related to patent litigation between the two parties.

The completion of the Merger was subject to customary conditions, including without limitation, (i) approval of the Merger by FormFactor’s stockholders; (ii) expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iii) receipt of other required foreign antitrust approvals, if any.

Additionally, on October 16, 2012, in conjunction with the Merger, the Company and FormFactor settled the July 14, 2010 patent infringement litigation (see note12a).

The Company has evaluated subsequent events from the balance sheet date through December 21, 2012, the date at which the consolidated financial statements were available to be issued, and determined that other than the disclosure above there are no other items to disclose.